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                                                                   EXHIBIT 10(h)

                          FIDELITY SOUTHERN CORPORATION

                       EXECUTIVE COMPENSATION ARRANGEMENTS

         The base salary for each of named executive officers of Fidelity Southern Corporation (the "Company") for fiscal 2005 are:


              James B. Miller, Jr.                    $300,000
              H. Palmer Proctor, Jr.                  $250,000
                David Buchanan                        $230,000
             M. Howard Griffith, Jr.                  $230,000

         In addition to the foregoing, the Company pays all or a portion of the premiums for split dollar and/or corporate life insurance policies for each of the executive officers and pays annual club fees for each executive officer other than Mr. Buchanan. Under the split dollar policies, the Company will receive upon termination of the policies proceeds equal to the insurance premiums paid plus a market yield.